EXHIBIT4.23

AMENDING AGREEMENT # 3
THIS AMENDING AGREEMENT made effective as of the 1st day of January, 2023.
BETWEEN:
ONCOYLYTICS BIOTECH (U.S.), INC.,
("OBUS")
- and -
THOMAS C. HEINEMAN, M.D., Ph.D.
(the "Employee")
WHEREAS the Employee is an officer of OBUS whose terms of employment are set forth in the Employment Agreement dated effective August 3, 2020, as amended by Amending Agreement #1 and Amending Agreement # 2 (collectively the “Employment Agreement”);
AND WHEREAS OBUS and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.

2Amendments to the Employment Agreement

(1)The Employment Agreement Section 3.1 – Base Salary is amended as follows:

Commencing January 1, 2023, OBUS shall pay to the Employee a Base Salary at an annual rate of FOUR HUNDRED AND SIXTY-FIVE THOUSAND ONE HUNDRED AND FIFTY ($465,150.00) UNITED STATES DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of NINETEEN THOUSAND AND THREE HUNDRED AND EIGHTY-ONE UNITED STATES DOLLARS and TWENTY-FIVE CENTS ($19,381.25) on the 15th and last day of each month.

(2)The Employment Agreement Section 5.2 – Without Cause is amended as follows:
Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice; provided, however, that Employer will continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the termination date through the date that is 12 months from the termination date; provided, further, that Employer will be entitled to offset any severance pay otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while severance pay would otherwise be payable. Employee shall only be entitled to such severance pay if Employee signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer in a form acceptable to Employer, provided, however, that such release of claims shall only require Employee to release Employer from claims relating directly to Employee’s employment and the termination thereof, and shall not require Employee to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to his status as a shareholder of the Company. Such payments will be at usual and customary pay intervals of Employer and will be subject to all appropriate

EXHIBIT4.23

deductions and withholdings. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.

3Confirmation

(1)    The parties confirm that the increase in Base Salary is a result of an assessment of increases in cost-of-living indices and salary benchmarking.

(2)    The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4Miscellaneous

(a)This Amending Agreement shall be effective from and after January 1, 2023.

(b)This Agreement shall be governed by and construed in accordance with the laws of California.

(c)The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

(d)This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one document. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH (U.S.), INC.

Per:	/s/Gilles Gosselin
Gilles Gosselin Director
Per:	/s/Matthew Coffey
Matthew Coffey Director

/s/Thomas C. Heineman
____________________
THOMAS C. HEINEMAN, M.D., Ph.D.